Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement filed with Form N-14 under the Securities Act of 1933, related to the proposed combination of the Thrivent Partner International Stock Fund with the Thrivent Partner Worldwide Allocation Fund, of our report dated December 16, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to Shareholders of the Thrivent Mutual Funds. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

June 29, 2011